TERMINAL ILLNESS DEATH BENEFIT ADVANCE RIDER (ACCELERATED DEATH BENEFIT)

YOUR ACCESS TO THE NET SURRENDER VALUE OF YOUR POLICY THROUGH POLICY LOANS, PARTIAL SURRENDERS OR FULL SURRENDER IS LIMITED TO THE AMOUNT BY WHICH THE NET SURRENDER VALUE EXCEEDS THE LIEN. DEATH PROCEEDS, AS DESCRIBED IN THE POLICY, WILL BE REDUCED BY THE AMOUNT OF THE LIEN. A NOTICE DETAILING THE EFFECTS TO YOUR POLICY WILL BE SENT TO YOU AND ANY IRREVOCABLE BENEFICIARY AT THE LAST ADDRESSES KNOWN TO US PRIOR TO OR AT THE TIME ANY ACCELERATED DEATH BENEFIT PROCEEDS IS PAID.
YOU MAY USE THE MONEY YOU RECEIVE AS AN ACCELERATED DEATH BENEFIT FOR ANY PURPOSE. THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE. THIS RIDER IS NOT INTENDED TO BE A LONG TERM CARE INSURANCE CONTRACT. BEFORE YOU MAKE A CLAIM FOR AN ACCELERATED DEATH BENEFIT, YOU SHOULD SEEK ASSISTANCE FROM YOUR PERSONAL TAX ADVISOR.
IF YOU HAVE MEDICAID, OR SIMILAR COVERAGE, YOU SHOULD CONSIDER WHETHER THE ACCELERATED DEATH BENEFITS PROVIDED UNDER THIS RIDER ARE SUITABLE FOR YOUR NEEDS. RECEIPT OF ACCELERATED DEATH BENEFITS UNDER THIS RIDER MAY AFFECT YOUR ELIGIBILITY FOR MEDICAID, SUPPLEMENTAL SECURITY INCOME OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS. CONTACT THE MEDICAID UNIT OF YOUR LOCAL DEPARTMENT OF PUBLIC WELFARE AND THE SOCIAL SECURITY ADMINISTRATION OFFICE FOR MORE INFORMATION.
This rider is part of Your policy. All policy definitions, provisions, and exceptions apply to this rider unless changed by this rider. The effective date of this rider is the same as the Policy Date unless another date is shown on the Data Pages. There is no charge to purchase this rider but there is an Administrative Fee charged prior to the payment of benefits under this rider.

DEFINITIONS

ACCELERATED DEATH BENEFIT is the amount of the death benefit to be accelerated, based on Your request, subject to the provisions of this rider. The Accelerated Death Benefit plus its accrued interest will be treated as a Lien against the death benefit. The Accelerated Death Benefit is not the amount payable to You. The maximum Accelerated Death Benefit You may receive is the lesser of:
1.the Accelerated Death Benefit Cap Maximum shown on the Data Pages; or
2.(A multiplied by B) minus C, where:
A is the Eligible Amount, and
B is the Eligible Amount Percentage shown on the Data Pages; and
C is any previous accelerated death benefits under this rider.

ACCELERATED DEATH BENEFIT PROCEEDS is the amount payable to You. This amount will be paid as a lump sum. It is equal to A minus (B plus C), where:
Ais the Accelerated Death Benefit;
Bis an amount equal to the Loan Indebtedness multiplied by the Accelerated Percentage; and
Cis the Administrative Fee.

A minus B above will always be at least equal to the Accelerated Percentage multiplied by the Net Surrender Value.
The Administrative Fee will never be greater than the Administrative Fee shown on the Data Pages.

ACCELERATED PERCENTAGE is equal to A divided by B, where:
Ais the Accelerated Death Benefit;
Bis the Eligible Amount.
ELIGIBLE AMOUNT equals Your death benefit as defined in the policy.

IMMEDIATE FAMILY is the spouse, children, siblings, parents, grandparents, grandchildren, or any of their spouses.

LIEN is the amount of Accelerated Death Benefits plus accrued interest.

PHYSICIAN is a medical doctor or doctor of osteopathy licensed in the United States of America and operating within the scope of his or her license. A Physician cannot be You, the Insured, a member of Your Immediate Family, or a member of the Insured’s Immediate Family.

TERMINALLY ILL OR TERMINAL ILLNESS is when a Physician has certified that the Insured’s life expectancy is 12 months or less from the date of certification.

BENEFIT

This rider provides an advance of a portion of the death benefit to You when We receive written proof that the Insured is Terminally Ill and all the other conditions of this rider are satisfied. Benefits are payable upon Our receipt of the due written proof. Payment will be made to You or Your estate while the Insured is living, unless otherwise designated. The minimum amount of any payment is $500.00.

This benefit is not available if the law requires the benefit to meet the claims of creditors, whether in bankruptcy or otherwise, or when a government agency requires the benefit in order to apply for, obtain, or keep a government benefit or entitlement. Any Accelerated Death Benefit reduces the amount of death proceeds available to the beneficiary(ies). Premiums may still be required to keep Your policy in force.

CONDITIONS

In order to receive benefits under this rider, the following conditions must be satisfied:

1.	The policy is in force and not in a grace period.

2.
You send Us Notice requesting an Accelerated Death Benefit. Upon receipt of Your Notice, We will provide a claim form within 15 days. If the claim form is not furnished within 15 days, We will consider You to have complied with the claim form requirements if You furnish Us written proof from the Insured and the Insured’s Physician describing the occurrence, the character and the extent of the Insured’s Terminal Illness in detail.

3.
We receive written certification by a Physician certifying the Insured is Terminally Ill. We reserve the right to obtain a second medical opinion. In the case of conflicting medical opinions, eligibility for benefits will be determined by a third Physician who is mutually acceptable to the Insured and Us. We will pay for the cost of these additional medical opinions.

4.	You provide Us with written consent of any assignee of record named under the policy and/or an irrevocable beneficiary named under the policy.

EFFECT ON YOUR POLICY

The Accelerated Death Benefit will first be used to repay a portion of any Loan Indebtedness. The portion repaid is equal to the Accelerated Percentage multiplied by the Loan Indebtedness. The Accelerated Death Benefit plus its accrued interest will be treated as a Lien against the death benefit. Your access to the Net Surrender Value of Your policy through policy loans, partial surrenders or full surrender is limited to the amount by which the Net Surrender Value exceeds the Lien. Death proceeds, as described in the policy, will be reduced by the amount of the Lien. Payment of a benefit under this rider will result in termination of any Chronic Illness Death Benefit Advance Rider attached to this policy.

INTEREST CHARGE

We charge interest on the amount of the Accelerated Death Benefit. The interest accrues daily at the same interest rate as the policy loan interest rate shown on the Data Pages, but will not exceed the greater of:

1.	the yield on the 90-day Treasury bill on the date Accelerated Death Benefit Proceeds are paid; or

2.	the maximum adjustable policy loan interest rate allowed by law on the date Accelerated Death Benefit Proceeds are paid.

On the policy anniversary, the accrued interest will be added to the Accelerated Death Benefit and bear interest at the rate then in effect. Additional interest will not accrue if the Accelerated Death Benefit plus accrued interest equals the Eligible Amount.

DEATH OF THE INSURED

If the Insured dies and We receive Notice of the death at Our Home Office after We have received a request for an Accelerated Death Benefit, but before the payment is made, We will not process the Accelerated Death Benefit. If the Insured dies before the payment is made, but We do not receive Notice of the death at Our Home Office until after the payment is made, the remaining death proceeds reduced by the Accelerated Death Benefit will be paid to the beneficiary(ies).

INCONTESTABILITY

This rider will follow the Incontestability provision of the policy to which it is attached.

TERMINATION

This rider terminates on the first of:

1.	the termination of Your policy; or

2.	Our receipt of Your Notice to cancel this rider. We may require You to send Your policy to Our Home Office to record the cancellation.

Termination of this rider shall not preclude payment of benefits for any Terminal Illness for which the Insured was eligible while the rider was in force.

REINSTATEMENT

This rider may be reinstated as part of Your policy if all conditions for reinstatement of the policy are met, and subject to Our then current underwriting guidelines and all rider provisions.

/s/ Deanna D. Strable-Soethout
President

Principal National Life Insurance Company Des Moines, Iowa 50392-0001